EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Spartan Stores, Inc. for the registration of up to 6,712,755 shares of its common stock and to the incorporation by reference therein of our reports dated October 15, 1999, with respect to the consolidated financial statements and schedule of Seaway Food Town, Inc. included in its Annual Report (Form 10-K) for the year ended August 28, 1999, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 11, 2000
Toledo, Ohio